Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (the “Registration Statement”) of SandRidge Energy, Inc. (the “Company”) to be filed on or about December 12, 2012 (the “Registration Statement”), of (i) our report dated March 29, 2012, relating to the consolidated financial statements of Dynamic Offshore Resources, LLC (“Dynamic”), and our report dated November 8, 2011, relating to the statements of revenues and direct operating expenses of certain oil and natural gas interests acquired by Dynamic from Exxon Mobil Corporation in August 2011, which appear in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on April 9, 2012, and (ii) our report dated August 10, 2012, relating to the statements of revenues and direct operating expenses of certain oil and natural gas interests in the Gulf of Mexico acquired by the Company from Hunt Oil Company and certain of its affiliates in June 2012, which appears in the Company’s Current Report on Form 8-K filed with the SEC on August 31, 2012.

/s/ Hein & Associates LLP
Hein & Associates LLP

Houston, Texas
December 12, 2012